Exhibit 99.1

News Announcement

Conference Call:	Today, July 22, 2010 at 10:00 a.m. ET
Dial-in number:	212/271-4651
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS SECOND QUARTER

REVENUE OF $598.3 MILLION AND EBITDA OF $142.2 MILLION

INCLUSIVE OF $6.6 MILLION CHARGE

- Second Quarter Diluted Earnings Per Share Attributable to

Shareholders of $0.09 Inclusive of $0.20 of Charges -

- Establishes 2010 Third Quarter Guidance and Updates 2010 Full Year Guidance -

Wyomissing, Penn., (July 22, 2010) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported second quarter operating results for the three months ended June 30, 2010, as summarized below:

Summary of Second Quarter Results

	Three Months Ended June 30,
(in millions, except per share data)	2010 Actual	2010 Guidance (2)	2009 Actual
Net revenues	$598.3	$588.3	$580.8
EBITDA (1)	142.2	141.5	141.7
Less charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(135.2)	(114.3)	(113.2)
Less: Net loss attributable to noncontrolling interests	(2.2)	—	—
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$9.2	$27.2	$28.5

Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.09	$0.26	$0.27

(1)   EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income (loss) from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)   The figures in this column present the guidance Penn National Gaming provided on April 22, 2010 for the three months ended June 30, 2010.

-more-

Review of Second Quarter 2010 Results vs. Guidance and Second Quarter 2009 Results

Three Months
Ended
June 30, 2010
After-tax
(in thousands)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, as reported	$9,156
Net loss attributable to noncontrolling interests	(2,184)
Impairment loss for land held for sale in Columbus, Ohio Arena District	19,625
Police Services Contract Termination at Hollywood Casino Aurora	4,031
Property results	(3,881)
Other	424
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, per guidance (1)	$27,171

	Three Months Ended
	June 30,
	2010	2010 Guidance	2009
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (1)	$0.09	$0.26	$0.27
Net loss attributable to noncontrolling interests	(0.02)	—	—
Impairment loss for land held for sale in Columbus, Ohio Arena District	0.18	—	—
Police Services Contract Termination at Hollywood Casino Aurora	0.04	—	—
Currency translation loss	—	—	0.02
Impairment loss for replaced Lawrenceburg vessel	—	—	0.06
Net income related to sale of investment in corporate debt securities	—	—	(0.03)
Adjusted diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.29	$0.26	$0.32

(1)   The guidance figures above present the guidance Penn National Gaming provided on April 22, 2010 for the three months ended June 30, 2010.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “Second quarter revenue, EBITDA, net income and EPS, adjusted for charges, exceeded guidance and reflect our success in navigating the current environment and driving operating margin improvements.  Excluding a non-recurring charge at Hollywood Casino Aurora, our properties exceeded guidance by $7.4 million pre-tax or $3.9 million after-tax.  Reflecting our continued corporate and property level focus on cost reductions and effective marketing programs and spending, second quarter 2010 property level EBITDA margins, excluding charges, rose by approximately 85 basis points to 28.1% compared with the same period in 2009.  As we further evaluate our marketing on a customer-by-customer basis, we are adjusting our promotional offers to those players whose spend per visit has declined and expect that this and other targeted expense management efforts will result in sustainable property margins in the second half of 2010.

“In Aurora, we came to a mutual understanding with the city that reimbursing them for a city police presence on our property was an unnecessary expense given our experienced in house security team. We entered into an agreement whereby the Company will pay a total of $7 million over three years in lieu of perpetual annual payments of $1 million to have off duty Aurora police officers provide daily security at the facility.  Not only is this agreement a long-term financial benefit to the company, but it will also allow the city to re-deploy police officers in a manner that can further enhance the quality of protection for the community at large.  As a result of this agreement, second quarter earnings reflect a pre-tax charge of $6.6 million, $4.0 million after tax or $0.04 per share.”

During the quarter Penn National incurred a pre-tax charge of $30.6 million, $19.6 million after tax or $0.18 per share, related to the original site proposed for Hollywood Casino Columbus.  In May, Ohio voters passed State Issue 2 and approved the re-location of the casino to the west side of Columbus from the originally approved Arena District site.  As such, Penn National intends to sell the land it owns in the Arena District and has classified that land as an asset held for sale for accounting purposes.

Mr. Carlino continued, “Throughout the quarter Penn National made excellent progress with our expansion and development initiatives in West Virginia, Pennsylvania, Maryland, Kansas and Ohio.  In addition, with our recent acquisitions of a second track in Ohio and our interest as a joint venture partner in the Maryland Jockey Club — which includes Pimlico Race Course and Laurel Park as well as significant undeveloped real estate — Penn National is now well positioned to benefit from the potential placement of gaming devices at these properties.

“With Penn National shares trading at what we believe to be a compelling valuation, the Company repurchased 408,790 shares of its common stock in the second quarter, pursuant to our prior and current repurchase programs at an average price of $24.25.  We also continued to actively manage our capital structure as we repaid the entire amount outstanding under our revolving credit facility.  We terminated our revolving credit facility which was due to expire in October 2010 and have access to our extended $640.6 million revolving credit facility which is currently undrawn and matures in July 2012.

“In July, table games were added to Hollywood Casino at Charles Town Races and Hollywood Casino at Penn National Race Course and both properties experienced an immediate lift to customer visitation and revenue. Additionally, we recently opened three new restaurants at Hollywood Casino Lawrenceburg to address increased visitation trends following the opening of the expanded facility last summer.  Despite the impact of the economy, Hollywood Casino Lawrenceburg has generated approximately $138 million in total EBITDA in the trailing twelve months ended June 30, 2010, a 15.6% increase over the comparable prior period.

“On September 30, we expect the new Hollywood Casino Perryville in Cecil County, Maryland to open, which is a month earlier than originally estimated, thanks to the coordinated efforts of our facility design, government relations, construction and property management teams and the Maryland regulators.  Hollywood Casino Perryville will be the first casino to open in Maryland following the November 2008 statewide referendum that approved VLTs.  Penn National’s demonstrated ability to bring this facility online in a very timely manner can serve as a model to other interested jurisdictions which can benefit from the taxes generated by our gaming operations.

“Ground breaking on Hollywood Casino Kansas City took place in the second quarter and we are currently finalizing the design of the project.

“In Ohio, the State Legislature recently passed enabling legislation, which among other things establishes a framework for gaming in Ohio, including the formation of a gaming commission.  In addition, during the quarter, voters in Ohio approved State Issue 2, which allowed for the re-location of Hollywood Casino Columbus to the 123-acre site of the former General Motors/Delphi Automotive plant, which we purchased earlier this year.  We immediately began design, planning, environmental remediation and other pre-construction activities for the facility and expect to conduct groundbreaking by early next year.  In Toledo, the city’s Planning Commission has approved our casino development plans and we expect to break ground at the 44-acre site next month, which puts us on track to open the facility in the first half of 2012.  Our Ohio projects have the potential to be among the most exciting in our history and offer opportunities for excellent returns.  Accordingly, early in the third quarter we announced an agreement whereby we terminated the October 2009 Funding and Option Agreement with a third party, thereby consolidating our equity interest in these facilities.

“While the economic recovery remains unpredictable, Penn National expects to continue to benefit from our focus on operations and margins, the substantial cash flow from our diversified operating base, modest maintenance cap-ex requirements and robust development pipeline.  We remain confident in our ability to deploy our capital to generate significant value for our shareholders by continuing to execute on our long-term strategy of expanding and diversifying our facility portfolio through yield focused investments in existing facilities, the development of greenfield projects and, when available, accretive acquisitions.  We believe this approach has served Penn National and its shareholders well and we intend to adhere to these financial and risk management strategies while remaining opportunistic in the current environment.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Penn’s Share of Planned Total Budget		Penn’s Amount Expended through June 30, 2010		Expected Opening Date
		(in millions)
Hollywood Casino Lawrenceburg (IN) - Amenities - New steakhouse/lounge, mid-priced restaurant/bar and coffee venue	—	$14		$14		$11.2		Steakhouse/Lounge & Bar - Opened April 2010 Mid-Priced Restaurant/Bar/Coffee - Opened July 2010

Hollywood Casino Perryville (MD) - New facility with 75,000 square feet of gaming space in Perryville, MD . The structure will include 1,500 video lottery terminals along with food and beverage offerings and parking.	1,500	$98		$98		$60.0		September 30, 2010

Empress Casino Hotel (IL) - Construction of an 1,100 space parking garage, new pavilion containing restaurants and public areas, Phase II gaming vessel upgrades, VIP amenities and Phase II outdoor landscaping.	—	$81	(1)	$81	(1)	$36.5	(1)	Parking Deck - Opened February 2010 Land-Based Pavilion - Fourth Quarter 2010 Phase II Vessel Upgrades - First Quarter 2011

Hollywood Casino at Charles Town Races (WV) - Renovations to various areas of existing facility to allow for 85 table games, 27 poker, a steakhouse/lounge and Hollywood on the Roof entertainment lounge.	865	$40		$40		$12.9		Table Games/Poker - Opened July 2010 Steakhouse/Lounge - Fourth Quarter 2010 Entertainment Lounge -TBD

Hollywood Casino at Penn National Race Course (PA) -Improvements include 40 table games and 12 poker tables within the existing facility.	400	$25		$25		$19.5		Opened - July 2010

Hollywood Casino Toledo (OH) - Project scope and budgets are in development for the Toledo site, with a casino opening with 2,000 slot machines, 60 table games and 20 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	2,620	$300	(2)	$300	(2)	$7.2		First Half 2012

Hollywood Casino Columbus (OH) - Project scope and budgets are in development for the Columbus Delphi site with a casino opening with up to 3,000 slot machines, 70 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400	(2)	$400	(2)	$75.8		Fourth Quarter 2012

Hollywood Casino Kansas City (KS) - Final project design, modification, and regulatory approval for this construction is currently underway. The Kansas Lottery Commission has approved a 100,000 square foot casino, with 2,300 slot machines, 61 table games and 25 poker tables, a 1,500 space parking deck, plus a variety of dining and entertainment options.	2,977	$410	(3)	$155	(3)	$15.8		First Half 2012

(1)   Net of amounts received from insurance proceeds.

(2)   The Constitutional Amendment Issue 3 requires a total minimum initial investment of at least $250 million per facility in addition to the $50 million initial license fee.  On July 13, 2010, Penn National entered into a termination agreement with Lakes Entertainment, Inc. (Lakes) whereby the Parties agreed to terminate a previous Funding and Option Agreement which allowed Lakes the option to fund up to 10% of the required capital to develop the Toledo and Columbus facilities in return for a corresponding equity interest.  In exchange for a $25 million cash payment, Lakes has relinquished all of its rights, titles and interests held in connection with these two projects.

(3)  The planned total budget, including land and licensing, is $410 million.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2010 third quarter and full year, based on the following assumptions:

•      Includes the results for Beulah Park and a 49% equity interest in the Maryland Jockey Club racing operations for the remainder of 2010;

•      The fourth quarter 2010 includes three months of results for Hollywood Casino Perryville;

•      Includes $8.9 million of pre-opening expenses for Hollywood Casino at Charles Town Races table games, Hollywood Casino Perryville, Hollywood Casino at Penn National Race Course table games, Ohio, and Empress Casino Hotel for the 2010 full year, with approximately $3.8 million of this amount to be incurred in the third quarter of 2010 and $1.8 million to be incurred in the fourth quarter of 2010;

•      Excludes expected gain from insurance proceeds related to Empress Casino Hotel fire which destroyed the casino’s land side entertainment pavilion;

•      Depreciation and amortization charges in 2010 of $213.1 million, with $53.9 million projected to be incurred in the third quarter of 2010;

•      Estimated non-cash stock compensation expenses of $25.6 million for 2010, with $6.4 million of the cost incurred in the third quarter of 2010;

•      LIBOR is based on the forward curve;

•      Blended income tax rate of 44.2% for 2010, with a 45.0% rate for the remainder of 2010;

•      A diluted share count of approximately 106.6 million shares;

•      Excludes the costs relating to the termination of the Funding and Option Agreement with Lakes Entertainment which is expected to be incurred in the third quarter of 2010; and,

•      There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending September 30,		Full Year Ending December 31,
(in millions, except per share data)	2010 Guidance	2009 Actual	2010 Revised Guidance	2010 Prior Guidance (2)	2009 Actual
Net revenues	$622.9	$620.4	$2,442.9	$2,406.4	$2,369.3
EBITDA (1)	149.9	144.3	580.3	578.4	565.8
Less charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(118.1)	(122.9)	(476.0)	(457.4)	(833.2)
Less: Net loss attributable to noncontrolling interests	—	—	—	—	(2.5)

Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$31.8	$21.4	$104.3	$121.0	$(264.9)

Diluted earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.30	$0.20	$0.98	$1.13	$(3.39)

(1)   EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.

(2)   These figures present the guidance Penn National Gaming provided on April 22, 2010 for the full year ending December 31, 2010.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information — Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Hollywood Casino at Charles Town Races	$112,365	$121,435	$31,965	$34,159
Hollywood Casino Lawrenceburg	110,165	95,370	33,482	27,111
Hollywood Casino at Penn National Race Course	79,974	77,149	16,886	12,696
Hollywood Casino Aurora	41,889	52,346	5,978	16,876
Empress Casino Hotel (2)	34,408	3,640	10,011	(619)
Argosy Casino Riverside	47,483	48,470	16,417	16,568
Hollywood Casino Baton Rouge	29,007	31,343	10,575	12,500
Argosy Casino Alton	18,138	20,500	3,758	4,920
Hollywood Casino Tunica	21,916	23,711	5,784	5,709
Hollywood Casino Bay St. Louis	22,123	25,422	4,382	5,952
Argosy Casino Sioux City	13,824	13,322	5,043	4,700
Boomtown Biloxi	17,110	18,919	4,059	4,790
Hollywood Slots Hotel and Raceway	17,541	17,226	3,590	3,492
Bullwhackers	4,829	4,720	(247)	157
Black Gold Casino at Zia Park	20,064	19,779	6,843	6,686
Casino Rama management service contract	4,012	3,674	3,687	3,234
Raceway Park	1,854	2,112	(267)	(176)
Sanford-Orlando Kennel Club	1,609	1,679	98	57
Unconsolidated affiliates	—	—	(425)	(416)
Corporate overhead	—	—	(19,393)	(16,666)
Total	$598,311	$580,817	$142,226	$141,730

	NET REVENUES		EBITDA (1)
	Six Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Hollywood Casino at Charles Town Races	$215,580	$239,339	$60,310	$68,017
Hollywood Casino Lawrenceburg	221,211	196,871	67,314	57,972
Hollywood Casino at Penn National Race Course	155,584	150,104	32,220	25,890
Hollywood Casino Aurora	85,878	101,100	18,799	32,156
Empress Casino Hotel (2)	70,452	36,509	18,565	6,719
Argosy Casino Riverside	96,202	98,765	33,898	33,964
Hollywood Casino Baton Rouge	59,556	66,432	22,338	27,309
Argosy Casino Alton	36,756	41,099	7,965	9,798
Hollywood Casino Tunica	44,278	48,121	12,418	12,170
Hollywood Casino Bay St. Louis	43,453	51,411	8,427	12,085
Argosy Casino Sioux City	28,498	27,239	10,543	9,695
Boomtown Biloxi	35,317	38,862	9,274	11,539
Hollywood Slots Hotel and Raceway	33,766	31,591	6,580	5,708
Bullwhackers	9,712	9,572	(615)	311
Black Gold Casino at Zia Park	40,690	42,125	13,950	15,065
Casino Rama management service contract	7,206	6,707	6,496	5,968
Raceway Park	3,165	3,601	(406)	(346)
Sanford-Orlando Kennel Club	3,330	3,595	292	346
Unconsolidated affiliates	—	—	(1,837)	(719)
Corporate overhead	—	—	(35,543)	(33,058)
Total	$1,190,634	$1,193,043	$290,988	$300,589

(1)   EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP to EBITDA, as well as income (loss) from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)   Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

Reconciliation of EBITDA to Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
EBITDA	$142,226	$141,730	$290,988	$300,589
Loss from unconsolidated affiliates	425	416	1,837	719
Depreciation and amortization	(52,653)	(46,942)	(103,833)	(91,372)
Charge for stock compensation	(6,669)	(6,787)	(13,053)	(15,272)
Impairment losses	(30,590)	(11,689)	(30,726)	(11,689)
Empress Casino Hotel fire	(155)	(331)	(214)	(5,731)
(Loss) gain on disposal of assets	(873)	308	(937)	296
Income from operations	$51,711	$76,705	$144,062	$177,540
Interest expense	(32,911)	(29,851)	(67,203)	(61,089)
Interest income	611	1,603	1,341	4,694
Loss from unconsolidated affiliates	(425)	(416)	(1,837)	(719)
Loss on early extinguishment of debt	(519)	—	(519)	—
Other	1,307	2,887	(14)	4,979
Taxes on income	(12,802)	(22,448)	(32,703)	(56,264)
Net income including noncontrolling interests	6,972	28,480	43,127	69,141
Less: Net loss attributable to noncontrolling interests	(2,184)	—	(2,193)	—
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$9,156	$28,480	$45,320	$69,141

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended June 30, 2010

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from unconsolidated affiliates	EBITDA
Hollywood Casino at Charles Town Races	$26,034	$—	$—	$—	$5,941	$(10)	$—	$31,965
Hollywood Casino Lawrenceburg	23,814	—	104	—	9,594	(30)	—	33,482
Hollywood Casino at Penn National Race Course	8,186	—	—	—	8,682	18	—	16,886
Hollywood Casino Aurora	3,632	—	—	—	1,812	534	—	5,978
Empress Casino Hotel	6,406	—	—	155	3,509	(59)	—	10,011
Argosy Casino Riverside	13,200	—	—	—	3,215	2	—	16,417
Hollywood Casino Baton Rouge	8,183	—	—	—	2,279	113	—	10,575
Argosy Casino Alton	2,320	—	—	—	1,440	(2)	—	3,758
Hollywood Casino Tunica	4,207	—	—	—	1,573	4	—	5,784
Hollywood Casino Bay St. Louis	516	—	—	—	3,585	281	—	4,382
Argosy Casino Sioux City	3,929	—	—	—	1,109	5	—	5,043
Boomtown Biloxi	969	—	—	—	3,085	5	—	4,059
Hollywood Slots Hotel and Raceway	112	—	—	—	3,478	—	—	3,590
Bullwhackers	(460)	—	—	—	213	—	—	(247)
Black Gold Casino at Zia Park	5,590	—	—	—	1,241	12	—	6,843
Casino Rama management service contract	3,687	—	—	—	—	—	—	3,687
Raceway Park	(368)	—	—	—	101	—	—	(267)
Sanford-Orlando Kennel Club	(30)	—	—	—	128	—	—	98
Unconsolidated affiliates	—	—	—	—	—	—	(425)	(425)
Corporate overhead	(58,216)	6,669	30,486	—	1,668	—	—	(19,393)
Total	$51,711	$6,669	$30,590	$155	$52,653	$873	$(425)	$142,226

Three Months Ended June 30, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from unconsolidated affiliates	EBITDA
Hollywood Casino at Charles Town Races	$28,004	$—	$—	$—	$6,151	$4	$—	$34,159
Hollywood Casino Lawrenceburg	11,351	—	11,689	—	4,071	—	—	27,111
Hollywood Casino at Penn National Race Course	1,148	—	—	—	11,552	(4)	—	12,696
Hollywood Casino Aurora	15,048	—	—	—	1,828	—	—	16,876
Empress Casino Hotel (1)	(1,239)	—	—	331	253	36	—	(619)
Argosy Casino Riverside	13,660	—	—	—	2,908	—	—	16,568
Hollywood Casino Baton Rouge	10,586	—	—	—	2,302	(388)	—	12,500
Argosy Casino Alton	3,343	—	—	—	1,577	—	—	4,920
Hollywood Casino Tunica	3,993	—	—	—	1,722	(6)	—	5,709
Hollywood Casino Bay St. Louis	2,473	—	—	—	3,479	—	—	5,952
Argosy Casino Sioux City	3,558	—	—	—	1,110	32	—	4,700
Boomtown Biloxi	1,838	—	—	—	2,933	19	—	4,790
Hollywood Slots Hotel and Raceway	(462)	—	—	—	3,954	—	—	3,492
Bullwhackers	(26)	—	—	—	184	(1)	—	157
Black Gold Casino at Zia Park	5,697	—	—	—	989	—	—	6,686
Casino Rama management service contract	3,234	—	—	—	—	—	—	3,234
Raceway Park	(276)	—	—	—	100	—	—	(176)
Sanford-Orlando Kennel Club	(76)	—	—	—	133	—	—	57
Unconsolidated affiliates	—	—	—	—	—	—	(416)	(416)
Corporate overhead	(25,149)	6,787	—	—	1,696	—	—	(16,666)
Total	$76,705	$6,787	$11,689	$331	$46,942	$(308)	$(416)	$141,730

(1)   Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Six Months Ended June 30, 2010

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from unconsolidated affiliates	EBITDA
Hollywood Casino at Charles Town Races	$48,115	$—	$—	$—	$12,205	$(10)	$—	$60,310
Hollywood Casino Lawrenceburg	48,100	—	240	—	19,004	(30)	—	67,314
Hollywood Casino at Penn National Race Course	15,002	—	—	—	17,123	95	—	32,220
Hollywood Casino Aurora	14,631	—	—	—	3,634	534	—	18,799
Empress Casino Hotel	12,427	—	—	214	5,983	(59)	—	18,565
Argosy Casino Riverside	27,540	—	—	—	6,359	(1)	—	33,898
Hollywood Casino Baton Rouge	17,674	—	—	—	4,551	113	—	22,338
Argosy Casino Alton	5,106	—	—	—	2,861	(2)	—	7,965
Hollywood Casino Tunica	9,186	—	—	—	3,217	15	—	12,418
Hollywood Casino Bay St. Louis	998	—	—	—	7,148	281	—	8,427
Argosy Casino Sioux City	8,354	—	—	—	2,184	5	—	10,543
Boomtown Biloxi	3,157	—	—	—	6,133	(16)	—	9,274
Hollywood Slots Hotel and Raceway	(295)	—	—	—	6,875	—	—	6,580
Bullwhackers	(1,060)	—	—	—	445	—	—	(615)
Black Gold Casino at Zia Park	11,624	—	—	—	2,314	12	—	13,950
Casino Rama management service contract	6,496	—	—	—	—	—	—	6,496
Raceway Park	(606)	—	—	—	200	—	—	(406)
Sanford-Orlando Kennel Club	37	—	—	—	255	—	—	292
Unconsolidated affiliates	—	—	—	—	—	—	(1,837)	(1,837)
Corporate overhead	(82,424)	13,053	30,486	—	3,342	—	—	(35,543)
Total	$144,062	$13,053	$30,726	$214	$103,833	$937	$(1,837)	$290,988

Six Months Ended June 30, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from unconsolidated affiliates	EBITDA
Hollywood Casino at Charles Town Races	$55,825	$—	$—	$—	$12,189	$3	$—	$68,017
Hollywood Casino Lawrenceburg	37,799	—	11,689	—	8,478	6	—	57,972
Hollywood Casino at Penn National Race Course	7,774	—	—	—	18,118	(2)	—	25,890
Hollywood Casino Aurora	28,496	—	—	—	3,660	—	—	32,156
Empress Casino Hotel (1)	(2,097)	—	—	5,731	3,058	27	—	6,719
Argosy Casino Riverside	28,186	—	—	—	5,772	6	—	33,964
Hollywood Casino Baton Rouge	23,094	—	—	—	4,595	(380)	—	27,309
Argosy Casino Alton	6,910	—	—	—	3,072	(184)	—	9,798
Hollywood Casino Tunica	8,669	—	—	—	3,453	48	—	12,170
Hollywood Casino Bay St. Louis	5,054	—	—	—	7,002	29	—	12,085
Argosy Casino Sioux City	7,437	—	—	—	2,226	32	—	9,695
Boomtown Biloxi	5,689	—	—	—	5,826	24	—	11,539
Hollywood Slots Hotel and Raceway	(1,315)	—	—	—	7,021	2	—	5,708
Bullwhackers	(494)	—	—	—	794	11	—	311
Black Gold Casino at Zia Park	12,814	—	—	—	2,251	—	—	15,065
Casino Rama management service contract	5,968	—	—	—	—	—	—	5,968
Raceway Park	(542)	—	—	—	196	—	—	(346)
Sanford-Orlando Kennel Club	80	—	—	—	266	—	—	346
Unconsolidated affiliates	—	—	—	—	—	—	(719)	(719)
Corporate overhead	(51,807)	15,272	—	—	3,395	82	—	(33,058)
Total	$177,540	$15,272	$11,689	$5,731	$91,372	$(296)	$(719)	$300,589

(1)   Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues
Gaming	$543,190	$526,390	$1,086,563	$1,086,293
Management service fee	4,012	3,674	7,206	6,707
Food, beverage and other	84,752	86,247	165,184	170,869
Gross revenues	631,954	616,311	1,258,953	1,263,869
Less promotional allowances	(33,643)	(35,494)	(68,319)	(70,826)
Net revenues	598,311	580,817	1,190,634	1,193,043

Operating expenses
Gaming	289,621	286,620	580,482	584,182
Food, beverage and other	66,628	65,529	129,848	130,058
General and administrative	106,953	93,001	201,469	192,471
Impairment losses	30,590	11,689	30,726	11,689
Empress Casino Hotel fire	155	331	214	5,731
Depreciation and amortization	52,653	46,942	103,833	91,372
Total operating expenses	546,600	504,112	1,046,572	1,015,503
Income from operations	51,711	76,705	144,062	177,540

Other income (expenses)
Interest expense	(32,911)	(29,851)	(67,203)	(61,089)
Interest income	611	1,603	1,341	4,694
Loss from unconsolidated affiliates	(425)	(416)	(1,837)	(719)
Loss on early extinguishment of debt	(519)	—	(519)	—
Other	1,307	2,887	(14)	4,979
Total other expenses	(31,937)	(25,777)	(68,232)	(52,135)

Income from operations before income taxes	19,774	50,928	75,830	125,405
Taxes on income	12,802	22,448	32,703	56,264
Net income including noncontrolling interests	6,972	28,480	43,127	69,141
Less: Net loss attributable to noncontrolling interests	(2,184)	—	(2,193)	—
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$9,156	$28,480	$45,320	$69,141

Earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries:
Basic earnings per common share	$0.09	$0.29	$0.47	$0.72
Diluted earnings per common share	$0.09	$0.27	$0.42	$0.65

Weighted-average common shares outstanding:
Basic	78,717	77,996	78,641	77,905
Diluted	106,795	107,045	106,918	106,700

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share. This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Repurchases of Common Stock

The repurchase of up to $200 million of Penn National Gaming’s Common Stock over the twenty-four month period ending July 2010 was authorized by Penn National Gaming’s Board of Directors in July 2008.  On June 9, 2010, Penn National Gaming’s Board of Directors authorized the repurchase of up to $300 million of Common Stock effective immediately and continuing until the Annual Meeting of Shareholders in 2011, unless otherwise extended or shortened by the Board of Directors.  This new repurchase program replaced the program authorized by the Board of Directors in July 2008.

During the three and six months ended June 30, 2010, Penn National Gaming repurchased 408,790 shares of its Common Stock in open market transactions for approximately $9.9 million at an average price of $24.25 per share

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain or loss on disposal of assets, and other expenses, and inclusive of loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP.  A reconciliation of the Company’s EBITDA to net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP, as well as the Company’s EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income (loss) from operations is included in the financial schedules herein.  On a property level, EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/271-4651; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until August 21, 2010 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21476471. A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-two facilities in sixteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Maryland, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 26,300 gaming machines, over 500 table games, over 2,000 hotel rooms and approximately 980,000 square feet of gaming floor space.

Penn National Gaming recently added table games to its facilities in West Virginia and Pennsylvania and expects to open the first video lottery terminal facility in the state of Maryland in Cecil County late in the third quarter.  Through a joint venture, Penn National is developing a full casino at Kansas Speedway in Kansas City, which is anticipated to open in the first half of 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses;   the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from such opportunities; the availability and cost of financing; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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